UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2015

LATITUDE 360, INC.

(Exact name of Registrant as Specified in its Charter)

Nevada	000-51644	20-5587756
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6022 San Jose Blvd.		32217
Jacksonville, FL		(Zip Code)
(Address of Principal Executive Offices)

 (972) 771-4205

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On September 2, 2015, Latitude 360, Inc. (the “Company”) and certain of its subsidiaries received a letter from 30 West Pershing, LLC (the “Landlord”), the landlord under the Master Facility Lease, dated February 12, 2012, to which a subsidiary of the Company is a party (the “Master Lease”), purporting to terminate the Master Lease effective as of that date. The Company leases its Latitude 360 locations in Jacksonville, Florida and Indianapolis, Indiana pursuant to the Master Lease. The Company previously defaulted in its payment obligations under the Master Lease, and entered into a forbearance agreement on December 5, 2014 with the Landlord (the “Forbearance Agreement”). The Company agreed to make monthly payments totaling $200,000 beginning on December 31, 2014. The Company ceased making such payments in June 2015 and, instead made payments totaling $1,425,793.60 for development and equipment payables due on the Indianapolis location. Landlord claims that the Company is in default under its obligations under the Master Lease and the Forbearance Agreement. The Company and the Landlord have been in discussions regarding an amicable resolution to this matter, and the Company intends to take all appropriate actions to ensure that the Master Lease remains in effect. There can be no assurance, however, that the Company will be able to do so. Any failure to amicably resolve this issue with the Landlord could have a materially adverse effect on the Company’s business, results of operations and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LATITUDE 360, INC.

By	/s/ Gregory Garson
Name:	Gregory Garson
Title:	President

Date: September 9, 2015